Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is dated as of May 2, 2006, and made and entered into by and between The Wet Seal, Inc., a Delaware corporation (the “Company”), and Dyan M. Jozwick (the “Executive”).

WHEREAS, the Company desires to employ Executive as Chief Merchandise Officer, the Wet Seal division, of the Company, and Executive desires to be so employed; and

WHEREAS, the Company and Executive (collectively, the “Parties”) desire their employment relationship to be governed by the terms set forth below.

THEREFORE, the Parties agree as follows:

1.	EMPLOYMENT

The Company hereby employs Executive and Executive hereby accepts employment upon the terms and conditions set forth below.

2.	TERM

The term of this Agreement shall begin on May 2, 2006 (the “Effective Date”) and end on May 2, 2009 (the “Term”).

3.	COMPENSATION

3.1 Base Compensation. For the services to be rendered by Executive under this Agreement, Executive shall be entitled to receive, commencing as of the Effective Date, salary at the annual rate of Four Hundred Thousand Dollars ($400,000) (“Base Compensation”) payable in twenty-six (26) substantially equal installments per year. The Base Compensation shall be reviewed annually for possible increase by the Company’s Board of Directors (“Board”).

3.2 Annual Bonus Compensation. Provided that Executive is employed as of the end of each of the Company’s respective bonus periods, Executive shall be eligible to receive bonus compensation targeted at 50% of her Base Compensation. The maximum bonus opportunity shall be up to 100% of her Base Compensation. 40% of the Bonus will be based on Spring operating income results and 60% will be based on Fall operating income results. Of these Spring and Fall results, 80% will be based on the Wet Seal division operating income results and 20% the Total Company operating income results. Executive shall not be eligible for a bonus under this provision if she is not employed as of the end of the period for which the bonus is awarded. Any bonus under this provision shall be paid no later than the end of March for Fall bonus payment and the end of August for Spring bonus payout. For any period, the Company reserves the right to change the operating metric(s) for purposes of measuring the bonus earned.

3.3 Options. Subject to the approval of the Board, pursuant to and subject to the terms of the Company’s stock option plan(s), Executive shall be granted non-qualified stock options to purchase 90,000 shares of common stock of the Company. The options shall vest in three equal installments over 3 years, on the first, second and third anniversaries of the Effective Date, and the exercise price shall be set in accordance with the terms of the plan under which such options are granted and shall be subject to a written option agreement in a form acceptable to the Company.

3.4 Restricted Grant. Subject to the approval of the Board, pursuant to and subject to the terms of the Company’s plan, Executive shall be granted restricted shares in the amount of 30,000 shares. These restricted shares will vest in three equal installments over 3 years, on the first, second and third anniversaries of the Effective Date.

3.5 Sign-On Bonus Over the course of the first year of the Term, Executive will earn a sign-on bonus in the gross amount of Fifty Thousand Dollars ($50,000). The entire bonus amount will be advanced to Executive in a lump sum, less applicable taxes and withholdings, at the time she receives her first paycheck. The advance of this sign-on bonus shall be forgiven 1/12th per month worked. Should Executive voluntarily resign from her employment during the first 12 months of the Term, she shall repay any pro-rated amount not yet earned and forgiven. By signing below, Executive agrees that in the event she is required to repay any portion of the sign-on amount, the Company may deduct any amount owed from any salary, bonus, vacation, expense reimbursement or other payments otherwise payable to her at that time.

3.6 Benefits. Executive shall be entitled to participate in all pension, medical, dental, vision, life insurance, disability and other benefit or insurance plans established by the Company and made available to other executives at her level, in accordance with the terms of such plans that are or may be in effect during the Term.

3.7 Vacation and Other Benefits. Executive shall be entitled to three weeks vacation per year in accordance with the Company’s vacation policy that is or may be in effect during the Term.

3.8 Relocation. Executive shall receive a 90 days temporary housing allowance with a maximum of $2,500 per month and a lump sum payment of $30,000, to assist her with her relocation. This relocation payment will be made to Executive at the time she receives her first paycheck.

3.9 Expense Reimbursement. Executive shall be reimbursed for reasonable business expenses actually incurred, in accordance with the Company’s expense reimbursement policy that is or may be in effect during the Term.

4.	POSITION AND DUTIES

4.1 Position. Executive shall serve as Chief Merchandise Officer of the Wet Seal division of the Company and report to the Company’s Chief Executive Officer. This position is considered a 16(b) officer of the Company and subject to all insider trading, blackout periods and fiduciary responsibilities associated with such.

4.2 Devotion of Time and Effort. Executive shall use Executive’s good faith best efforts and judgment (a) in performing Executive’s duties required hereunder and (b) to act in the best interests of the Company. Executive shall work exclusively for the Company during the Term and shall devote such time, attention and energies to the business of the Company as are reasonably necessary to satisfy Executive’s required responsibilities and duties hereunder.

4.3 Compliance With Policies. Executive shall observe all Company policies and all reasonable rules and regulations adopted by Company in connection with the conduct of its business, and shall render services in a competent, conscientious and professional manner and as instructed by Company in all matters, including those involving artistic taste and judgment.

5.	TERMINATION

5.1 Due to Death or Disability. If Executive dies during the Term, Executive’s employment and this Agreement shall terminate as of the date of her death. The Company also may terminate Executive if she becomes “disabled,” as defined below, upon written notice to Executive, unless prohibited by law. For purposes of this Agreement, the term “Disabled” shall mean having a physical or mental incapacity as a result of which Executive becomes unable to continue the proper performance of Executive’s duties hereunder for six (6) consecutive calendar months or for shorter periods aggregating one hundred eighty (180) business days in any twelve (12) month period, or, if this provision is inconsistent with any applicable law, for such period or periods as permitted by law.

5.2 By the Company Without “Cause”. The Company may terminate Executive’s employment without “cause” (as hereinafter defined) at any time following the Effective Date, subject only to compliance by the Company with the provisions of Section 5.5 hereof.

5.3 By the Company for Cause. The Company may terminate Executive’s employment for “Cause” at any time. For purposes of this Agreement, “Cause” shall mean:

(a) Executive’s conviction of, or plea of nolo contendere to, any felony or any crime or crime involving the Company;

(b) Executive’s commission of any act of theft, embezzlement or misappropriation against the Company;

(c) The gross neglect, malfeasance or nonfeasance of Executive in the performance of the services contemplated hereunder, when such conduct causes or has the likelihood of causing material economic harm to the Company;

(d) A material breach of this Agreement by Executive;

(e) Any willful misconduct or unethical behavior related to Executive’s duties hereunder or insubordination by Executive;

(f) The sexual, or other harassment by Executive of any employee, independent contractor or customer of the Company; and/or

(g) Executive’s use of illegal drugs or her abuse of alcohol or legally prescribed drugs.

5.4 By Executive For Good Reason. Executive may terminate her employment only for Good Reason as defined below. In the event Executive seeks to terminate her employment for Good Reason, Executive shall provide thirty (30) days written notice to the Company describing the claimed event or circumstance and setting forth Executive’s intention to terminate her employment with the Company. In all cases, the Company shall have the opportunity to cure any “Good Reason” identified by Executive within thirty (30) days of the Company’s receipt of the written notice from Executive. For purposes of this Agreement, “Good Reason” shall mean:

(a) The Company’s material beach of any of its obligations hereunder;

(b) Relocating Executive’s place of work, or the executive offices of the Company, to a location other than in the County of Orange or the County of Los Angeles, State of California, without Executive’s written consent; or

(c) A material reduction, without cause, in Executive’s title, responsibilities or duties.

5.5 Termination Payments and Benefits:

(a) Earnings and Benefits Upon Termination. In the event that Executive’s employment is terminated pursuant to Sections 5.1 through 5.4, Executive shall continue to render services to the Company pursuant to this Agreement until her date of death or the date of termination (“Termination Date”) and shall continue to receive compensation and payment for any unreimbursed expenses incurred and other accrued employee benefits as provided in this Agreement, through the Termination Date. In addition, as of the Termination Date, Executive shall be eligible to continue her group medical benefits, at her sole expense, in accordance with and subject to applicable law (“COBRA”).

(b) Severance. Only in the event that Executive’s employment is terminated by the Company without “Cause” pursuant to Section 5.2 or there is a “Change of Control” as defined below, and subject to subpart (c) below, Executive shall receive severance pay in an amount equal to six months base compensation. Severance payments for the six (6) month period (the “Severance Period”) shall be made in bi-weekly installments with the first payment commencing on the latter of the first regular pay date after the Termination Date or the tenth (10th) day after execution of the release described in subpart (c) below. Except as provided in this Section 5.5, Executive shall not be entitled to severance or any other payments in connection with her employment and/or the termination thereof, and shall have no further right to receive compensation or other consideration from the Company or have any other remedy whatsoever against the Company, as a result of the termination of this Agreement or the termination of her employment.

For purposes of this Agreement, “Change of Control” means the sale of all or substantially all of the assets of the Company, or the sale or other transfer of a majority of the equity ownership interests of the Company, as a result of which either (a) there is a substantial change in your duties or (b) your employment is terminated.

(c) Separation Agreement and General Release. To be eligible to receive severance pay under this Section 5.5, Executive must execute and deliver (and not revoke, if a revocation period is required by law) a separation agreement, in a form acceptable to the Company and containing all provisions required by the Company, including but not limited to (i) a general release by Executive of any and all claims against the Company and any of its parents, subsidiaries, affiliates, shareholders, members, partners, investors, officers, directors, agents and employees (ii) a provision reducing Executive’s severance pay by any income earned by Executive, whether as an employee, independent contractor or otherwise, for services performed by Executive, during the Severance Period; (iii) a confidentiality provision prohibiting disclosure by Executive; (v) an arbitration provision; (vi) a provision prohibiting disparagement of the Company by Executive; and (vii) a non admission of liability by the Company provision.

6.	NON-SOLICITATION, NON-COMPETITION

Executive acknowledges that by virtue of Executive’s position as Chief Merchandise Officer, Wet Seal division of the Company, and Executive’s employment hereunder, she will have advantageous familiarity with and knowledge about the Company and will be instrumental in establishing and maintaining goodwill between the Company and its customers, which goodwill is the property of the Company. Therefore, Executive agrees as follows:

(a) During the Term of this Agreement, Executive will not engage (either directly or indirectly, as shareholder, partner, officer, director, consultant, employee or otherwise) in any enterprise, nor perform any services of any kind whatsoever for or provide any financial assistance to any enterprise, in the specialty retail clothing business other than through the Company or its subsidiaries and their successors; provided, however, that this restriction shall not apply following the termination of Executive’s employment prior to the end of the Term pursuant to, and in accordance with, Sections 5.1 through 5.4;

(b) During the Term of this Agreement, and for a period of one year following the end of the Term, Executive will not, either for herself or for any other person or entity, directly or indirectly (i) solicit, induce, recruit or encourage any of the Company’s employees to terminate their relationship with the Company, and/or (ii) attempt to solicit, induce, recruit or encourage any of the Company’s employees to terminate their relationship with the Company; provided, however, that this restriction shall apply for one year following the termination of Executive’s employment, in the event Executive’s employment is terminated prior to the end of the Term pursuant to, and in accordance with, Sections 5.1 through 5.4;

(c) During the Term of this Agreement, except within the final one hundred twenty (120) days of the Term, Executive shall not seek, or negotiate for, employment other than with the Company; provided, however, that this restriction shall not apply following the termination of Executive’s employment prior to the end of the Term pursuant to, and in accordance with, Sections 5.1 through 5.4.

(d) Executive acknowledges that any violation of any provision of this Section 6 by Executive will cause irreparable damage to the Company, that such damages will be incapable of precise measurement and that, as a result, the Company will not have an adequate remedy at law to redress the harm which such violations will cause. Therefore, in the event of any violation of any provision of this Section 6 by Executive, Executive agrees that the Company will be entitled to injunctive relief including, but not limited to, temporary and/or permanent restraining orders to restrain any violation of this Section 6 by Executive; and

(e) It is the desire and intent of the parties that the provisions of this Section 6 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any portion of this Section 6 shall be adjudicated to be invalid or unenforceable, this Section 6 shall be deemed amended either to conform to such restrictions as the court or arbitrator may allow, or to delete therefrom or reform the portion thus adjudicated to be invalid and unenforceable, such deletion or reformation to apply only with respect to the operation of this Section 6 in the particular jurisdiction in which such adjudication is made. It is expressly agreed that the arbitrator in any arbitration hereunder shall have the authority to modify this Section 6 if necessary to render it enforceable, in such manner as to preserve as much as possible the parties’ original intentions, as expressed herein, with respect to the scope hereof.

7.	TRADE SECRETS

7.1 Executive specifically agrees that Executive will not at my time, whether during or subsequent to the Term, in any fashion, form or manner, except in furtherance of Executive’s duties at the Company or with the specific written consent of the Company, either directly or indirectly use or divulge, disclose or communicate to any Person in, any manner whatsoever, any confidential information of any kind, nature or description concerning any matters affecting or relating to the business of the Company (the “Proprietary Information”), including (i) all information, formulae, compilations, software programs (including object codes and source codes), devices, methods, techniques, drawings, plans, experimental and research work, inventions, patterns, processes and know-how, whether or not patentable, and whether or not at a commercial stage related to the Company or any subsidiary thereof (ii) buying habits or practices of any of its customers, (iii) the Company’s marketing methods and related data, (iv) the Company’s costs of materials, (v) the prices it obtains or has obtained or at which it sells or has sold its products or services, (vi) lists or other written records used in the Company’s business, (vii) compensation paid to employees and other terms of employment or (viii) any other confidential information of, about or concerning the business of the Company, its manner of operation, or other confidential data of any kind, nature or description (excluding any information that is or becomes publicly known or available for use through no fault of Executive or as directed by Court order). The parties hereto stipulate that as between them, Proprietary Information constitutes trade secrets that derive independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use and that Proprietary Information is the subject of efforts which are reasonable under the circumstances to maintain its secrecy and of which this Section 7.1. is an example, and that any breach of this Section 7.1 shall be a material breach of this Agreement. All Proprietary Information shall be and remain the Company’s sole property.

7.2 Executive agrees to keep confidential and not to use or divulge except in furtherance of Executive’s duties at the Company any confidential or proprietary information of any customer of the Company to which Executive may obtain access during the Term. Executive acknowledges and agrees that a breach of this Section 7.2 shall be a material breach of this Agreement.

8.	INVENTIONS

8.1 Executive agrees to disclose promptly to the Company any and all concepts, designs, inventions, discoveries and improvements related to the Company’s business (collectively, “Inventions”) that Executive may conceive, discover or make from the beginning of Executive’s employment with Company until the termination thereof; whether such is made solely or jointly with others, whether or not patentable, of which the conception or making involves the use of the Company’s time, facilities, equipment or personnel.

8.2 Executive agrees to assign, and does hereby assign, to the Company (or its nominee) Executive’s right, title and interest in and to any and all Inventions that Executive may conceive, discover or make, either solely or jointly with others, patentable or unpatentable, from the beginning of Executive’s employment with the Company until the termination thereof.

8.3 Executive agrees to sign at the request of the Company any instrument necessary for the filing and prosecution of patent applications in the United States and elsewhere, including divisional, continuation, revival, renewal or reissue applications, covering any Inventions and all instruments necessary to vest title to such Inventions in the Company (or its nominee). Executive further agrees to cooperate and assist the Company in preparing, filing and prosecuting any and all such patent applications and in pursuing or defending any litigation upon inventions covered hereby. The Company shall bear all expenses involved in the prosecution of such patent applications it desires to have filed. Executive agrees to sign at the request of the Company any and all instruments necessary to vest title in the Company (or its nominee) to any specific patent application prepared by the Company and covering Inventions which Executive has agreed to assign to the Company (or its nominee) pursuant to Section 8.2 above.

8.4 The provisions of Sections 8.2 and 8.3 do not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code, which provides in substance that provisions in an employment agreement providing that an employee shall assign or offer to assign rights in an invention to his or her employer do not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, except for those inventions that either (a) relate, at the time of conception or reduction to practice of the invention: (1) to the business of the employer or (2) to the employer’s actual or demonstrably anticipated research or development, or (b) result from any work performed by the employee for the employer.

9.	SHOP RIGHTS

The Company shall also have a perpetual, royalty-free, non-exclusive right to use in its business, and to make, use, license and sell products, processes and/or services derived from any inventions, discoveries, designs, improvements, concepts, ideas, works of authorship, whether patentable or not, including processes, methods, formulae, techniques or know-how related thereto, that are not within the scope of “Inventions” as defined above, but which are conceived or made by Executive during regular working hours or with the use of the facilities, materials or personnel of the Company.

10.	COPYRIGHT

Executive agrees that any work prepared for the Company that is eligible for copyright protection under any U.S. or foreign law shall be a work made for hire and ownership of all copyrights (including all renewals and extensions therein) shall vest in the Company. In the event any such work is deemed not to be a work made for hire for any reason, Executive hereby irrevocably grants, transfers and assigns all right, title and interest in such work and all copyrights in such work and all renewals and extensions thereof to the Company, and agrees to provide all assistance reasonably requested by the Company in the establishment, preservation and enforcement of its copyright in such work, such assistance to be provided at the Company’s expense but without any additional compensation to Executive. Executive agrees to and does hereby irrevocably waive all moral rights with respect to the work developed or produced hereunder, including any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use or subsequent modifications.

11.	EXECUTIVE’S DUTIES ON TERMINATION

Upon termination of her employment, Executive will return immediately to the Company all of the Company’s property in Executive’s possession or control, including, but not limited to, phone cards, credit cards, reports, Proprietary Information, software, keys, files, data, customer lists, equipment, and all other tangible and intangible property belonging to the Company or relating to Executive’s employment with the Company.

12.	THE COMPANY’S REPRESENTATIONS

The Company hereby represents and warrants that (a) it has the right to enter into this Agreement and to incur the obligations incurred by it herein, (b) this Agreement has been duly and validly authorized by the Company, and (c) the provisions of this Agreement do not violate any other contracts or agreements to which it is a party and that would adversely affect its ability to perform its obligation hereunder.

13.	EXECUTIVE’S REPRESENTATIONS

Executive hereby represents and warrants that (a) she has the right to enter into this Agreement and to grant the rights granted by her herein and (b) the provisions of this Agreement do not violate any other contracts or agreements to which she is a party and that would adversely affect her ability to perform her obligation hereunder.

14.	GENERAL PROVISIONS

14.1 Assignment, Binding Effect. Neither the Company nor Executive may assign, delegate or otherwise transfer this Agreement or any of their respective rights or obligations hereunder without the prior written consent of the other party, except that the Company may assign this Agreement to its successors (through acquisition, merger, reorganization or otherwise), and affiliate, parent or subsidiary corporations. Any attempted prohibited assignment or delegation shall be void. This Agreement shall be binding upon and inure to the benefit of any permitted successors or assigns of the parties and the heirs, executors, administrators and/or personal representatives of Executive.

14.2 Notices. All notices, requests, demands and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method with electronic confirmation of receipt; the day after it is sent, if sent for next-day delivery to a domestic address by recognized overnight delivery service (e.g., FedEx); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to the Company

Ms. Pam O’Connor

Senior Vice President, Human

Resources

The Wet Seal, Inc.

26972 Burbank

Foothill Ranch, CA 92610

Facsimile No.: (949) 699 4722

With a copy to:

Her lawyer

If to Executive:

Dyan M. Jozwick

3863 Eureka Dr

Studio City, Ca 91604

Any party may change its address for the purpose of this Section 15.2 by giving the other party written notice of its new address in the manner set forth above.

14.3 Entire Agreement. This Agreement constitutes the entire agreement of the parties, and supersedes all prior agreements.

14.4 Amendments; Waivers. This Agreement may be amended or modified, and any of the terms and covenants may be waived, only by a written instrument executed by the parties hereto, or, in the case of a waiver, by the party waiving compliance. Any waiver by any party in any one or more instances of any term or covenant contained in this Agreement shall neither be deemed to be nor construed as a further or continuing waiver of any such term or covenant of this Agreement.

14.5 Provisions Severable. In case any one or more provisions of this Agreement shall be invalid, illegal or unenforceable, in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not, in any way, be affected or impaired thereby. If any provision hereof is determined by any court of competent jurisdiction or an arbitrator to be invalid or unenforceable by reason of such provision extending the covenants and agreements contained herein for too great a period of time or over too great a geographical area, or being too extensive in any other respect, such provision shall be interpreted to extend only over the maximum period of time and geographical area, and to the maximum extent in all other respects, as to which it is valid and enforceable, all as determined by such court or such arbitrator.

14.6 Governing Law. This Agreement shall be construed, performed and enforced in accordance with, and governed by the laws of the State of California without giving effect to the principles of conflict of laws thereof.

14.7 Counterparts. This Agreement may be executed in one or more counterparts and delivered by facsimile, each of which shall. be deemed an original, but all of which shall together constitute the same instrument.

14.8 Survival. Sections 6 through 16 shall survive the termination or expiration of this Agreement.

15.	SERVICES UNIQUE

The services to be performed by Executive pursuant to this Agreement are of a special, unique, unusual, extraordinary and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated by damages in an action at law. Company may seek, but shall not be limited to, equitable relief, by injunction or otherwise, in the event of a default by Executive.

16.	ARBITRATION

In recognition of the fact that differences may arise between Executive and the Company relating to certain aspects of Executive’s employment or the termination of Executive’s employment, and in recognition of the fact that resolution of any differences in the courts is rarely timely or cost effective for either party, both the Company and Executive mutually agree to arbitrate disputes under the following terms and conditions in order to establish and gain the benefits of a speedy, impartial and cost-effective dispute resolution procedure.

(a) Except as set forth in subparagraph (e) below, any dispute arising out of or in any way related to Executive’s employment with the Company, will be decided exclusively by final and binding arbitration, in Orange County, California, pursuant to the procedures required by California law, including the California Arbitration Act, California Code of Civil Procedure §§ 1281, et seq. and governing case law including Armendariz v. Foundation Health Psychcare Servs., Inc., 24 Cal.4th 83 (2000). The Claims covered include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant, express or implied; tort claims; claims for discrimination, including but not limited to discrimination based on race, sex, sexual orientation, religion, national origin, age, marital status, handicap, disability or medical condition or harassment on any of the foregoing bases; claims for benefits, except as excluded herein; and claims for violation of any federal, state or other governmental constitution, statute, ordinance, regulation, or public policy. This agreement to arbitrate disputes shall not be deemed to apply to a dispute if an agreement to arbitrate such a dispute is prohibited by law.

(b) The arbitrator may award any form of remedy or relief (including injunctive relief) that would otherwise be available in court. Any award pursuant to said arbitration shall be accompanied by a written opinion of the arbitrator setting forth the reason for the award. The award rendered by the arbitrator shall be conclusive and binding upon the parties hereto, and judgment upon the award may be entered, and enforcement may be sought in, any court of competent jurisdiction. To the extent not inconsistent with applicable laws, the Arbitrator will have the authority to hear and grant motions.

(c) Except as required under governing law, including Armendariz v. Foundation Health Psychcare Servs., Inc., 24 Cal.4th 83 (2000), each party shall pay its own expenses of arbitration and the expenses of the arbitrator (including compensation) shall be borne equally by the parties.

(d) EXECUTIVE AND THE COMPANY UNDERSTAND THAT, ABSENT THIS AGREEMENT, EXECUTIVE AND THE COMPANY WOULD HAVE THE RIGHT TO SUE EACH OTHER IN COURT, AND THE RIGHT TO A JURY TRIAL, BUT, BY THIS AGREEMENT, GIVE UP THAT RIGHT AND AGREE TO RESOLVE BY ARBITRATION ANY AND ALL GRIEVANCES DIRECTLY OR INDIRECTLY RELATED TO THIS AGREEMENT, EXECUTIVE’S EMPLOYMENT OR THE TERMINATION THEREOF.

(e) Notwithstanding the above, Executive or the Company shall be entitled to seek injunctive or other equitable, provisional relief from a court of competent jurisdiction in Orange County, California upon a showing that any potential arbitration award would be rendered ineffectual without such relief. However, if any party seeks or obtains such injunctive relief, the merits of the dispute and/or determination of any appropriate remedy (other than equitable, provisional relief) shall be resolved in accordance with this Agreement.

(f) In the event that any of the foregoing arbitration provisions is held to be unenforceable, such provision shall be deemed stricken and the remainder shall be fully enforceable.

(g) This agreement to arbitrate disputes shall apply to disputes involving the Company as well as the Company’s parents, affiliates, subsidiaries, successors, assigns, officers, directors, shareholders, employees and agents. Any controversy regarding whether a particular dispute is subject to arbitration shall be decided by the arbitrator.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

THE “COMPANY”

By:	/s/ Joel Waller
Title:	Chief Executive Officer

“EXECUTIVE”

/s/ Dyan M. Jozwick
Dyan M. Jozwick